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                                                                    EXHIBIT 2.4




                            ASSET PURCHASE AGREEMENT

                             BST ACQUISITION, LTD.,
                          A NEW BRUNSWICK CORPORATION,
                                    PURCHASER

                                       AND

                          BOLTON STEEL TUBE CO., LTD.,
                             AN ONTARIO CORPORATION,
                                     SELLER

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                            ASSET PURCHASE AGREEMENT

            THIS AGREEMENT, dated as of the ____ day of June, 2004, (the "EFFECTIVE DATE") by and between BST ACQUISITION, LTD., a New Brunswick corporation ("PURCHASER"), BOLTON STEEL TUBE CO. LTD., an Ontario corporation ("SELLER"), and WINSTON PENNY and HENRY KOURY (together, the "PRINCIPALS").

                                R E C I T A L S:

            Purchaser desires to buy, and Seller desires to sell, substantially all of the assets and business of Seller located at Seller's 2495 Haines Road, Mississauga, Ontario (the "PREMISES") plant as a going concern (the "BUSINESS"), all upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the promises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

                                    ARTICLE I

                        SALE OF ASSETS; PRICE AND TERMS;
                       ADJUSTMENTS; CLOSING TRANSACTIONS

            1.1 CLOSING DATE. The consummation of the transactions contemplated herein shall take place at the offices of Stikeman Elliott, 5300 Commerce Court West, Toronto, Canada at 10:00 a.m. E.S.T. on the Closing Date. As used herein, "Closing Date" shall mean the 7th day following the United States Securities & Exchange Commission effective date of the firm commitment initial public offering ("IPO") by Tarpon Industries, Inc. ("TARPON") in the United States of America, which date is currently anticipated to be on or about the 45th day following the execution and delivery hereof (which date (the "IPO EFFECTIVE DATE") will be confirmed by written notification by Purchaser to Seller as contemplated in Section 1.12) or such earlier or later date as may be mutually agreed upon provided that the Closing Date shall be no later than December 15, 2004. The parties shall be permitted to close this transaction by mail on such reasonable terms and procedures the parties may mutually agree upon.

            1.2 SALE AND PURCHASE. Subject to the terms hereof, on the Closing Date, in reliance upon the representations, warranties and agreements of the parties, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall buy from Seller, free and clear of all Encumbrances other than the Permitted Encumbrances (each as defined in Section 3.6, below), the following assets and properties (collectively defined as the "PURCHASED ASSETS"), all upon the price and payment terms set forth in this Agreement: All of the personal property and assets, tangible and intangible, of Seller, located or used solely at the Premises, whether known or unknown, and whether or not on the books and records of Seller, including by way of example but not limitation, and for greater certainty excluding all Excluded Assets:

                  A. All equipment, machinery, furniture, fixtures, and leasehold improvements, all as set forth on Schedule "1.2A" attached hereto;

                  B. All equipment, machinery, furniture, fixtures and leasehold improvements, all as set forth on Schedule "1.2AA" attached hereto (additions to Schedule 1.2A);

                  C. All spare parts and supplies of all kinds including office supplies owned by the Seller solely in respect of the Business conducted at the Premises;

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                  D.    All of Seller's right, title and interest under all
                        outstanding contracts, agreements, licenses, leases and similar documents, including all financial commitments for supplies or materials ordered in the ordinary course of business from parties dealing with Seller at arm's length and which relate to (but only to the extent relating to) the Business conducted at the Premises and accepted in writing by Purchaser and set forth on Schedule "1.2D" as the Assumed Contracts;

                  E. All of the slit coil inventory, raw materials inventory, consumable inventory, and work in progress in respect of pre-galvanized, galvanized, aluminized, cold rolled and other coated steel products of the Business which is not obsolete and finished product inventory of the Business which is not subject to any pending purchase order (the "PURCHASED INVENTORY");

                  F. All available books and records to the extent they pertain to the Purchased Assets, including credit records, purchasing records, supplier lists, customer lists, employment and personnel records, utilized in the Business. Purchaser shall make all such records available for inspection on Seller's reasonable written request, and such records shall not be destroyed, without the prior written consent of Seller for a period of seven (7) years following the Closing Date or for such longer limitation period under applicable tax laws;

                  G. All originals and copies, both in machine readable and human readable form, of computer programs, software programs, computer printouts, data bases and related items to the extent used in the Business, together with the media on which such software and programs are stored, including all available documentation and information related thereto; and

                  H. All of Seller's trademarks, trade names, and all other proprietary and intangible rights to the extent used solely in connection with the Business, the telephone and facsimile numbers of Seller at the Premises, and the business and goodwill of Seller conducted solely at the Premises as a going concern excluding, for greater certainty, the name "Bolton Steel Tube" and all derivations thereof in respect of which the Purchaser shall have only a limited right to use such name in a reputable manner for its business at the Premises for a maximum of six (6) months from the Closing.

            1.3 PURCHASE OF PREMISES. Subject to the terms and conditions hereof, the Purchaser and 1387746 Ontario Ltd., a wholly-owned subsidiary of the Seller, on or prior to Closing, shall enter into a standard form agreement for the purchase and sale of the 2495 Haines Road Premises, in the form or substantially in the form of Schedule 1.3 attached hereto (the "REAL ESTATE AGREEMENT"), which agreement shall include provisions providing for (i) a purchase price of Five Million Seven Hundred Thousand and 00/100 ($5,700,000.00) Dollars, of which Four Million Five Hundred Thousand ($4,500,000) Dollars shall be paid by certified cheque or bank draft at the date of closing of such purchase transaction, which date of closing ("REAL ESTATE CLOSING DATE") shall be 90 days following the Closing Date or such earlier date as may be reasonably stipulated by Purchaser in writing to Seller and, provided that the equity in the Premises at the Real Estate Closing Date is at least Five Hundred Thousand ($500,000) Dollars and provided that any first mortgage does not exceed Four Million ($4,000,000) Dollars, the balance of which shall be evidenced by a promissory note and secured by a second mortgage (behind only a first mortgage in favour of a financial institutional lender) in the principal amount of One Million Two Hundred Thousand ($1,200,000) Dollars maturing on the 15th month anniversary date of the Real Estate Closing Date bearing interest at the rate of 8% per annum payable monthly, otherwise such balance shall be payable by certified cheque or bank draft at the Real Estate

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Closing Date, (ii) a deposit in the amount of Two Hundred Thousand ($200,000.00)
Dollars, (iii) a reasonable requisition date, and (iv) standard real estate permitted encumbrances (and for greater certainty none of which is in respect of borrowed money).

            1.4 EXCLUDED ASSETS. The Seller is retaining and is not selling or transferring the following (the "EXCLUDED ASSETS"):

                  A. Any property or assets which form part of the Premises, including without limitation, the land, buildings and the mechanical, heating, ventilation, air conditioning, plumbing and electrical systems and other fixtures forming part thereof;

                  B. Cash, cash equivalents, accounts receivable, finished goods inventory which is subject to pending purchase orders as of Closing;

                  C. any assets used in or relating to Seller's business carried on at Seller's Piercey Road facility and not listed on any Schedule attached hereto or described as Purchased Assets in Section 1.2;

                  D. The rights of Seller to any claims for any federal, state, provincial, local, or foreign tax refunds; and

                  E. The equipment, machinery, furniture of other fixed assets noted as being excluded on Schedule "1.2A" (which shall not exceed $50,000 in aggregate appraised value).

With respect to the finished goods inventory which is subject to pending purchase orders as of Closing, Purchaser shall process all orders for delivery of such finished goods for the benefit of Seller. Upon receipt of payment from the customer for such finished goods, Purchaser shall remit the proceeds from such sale to Seller, less Purchaser's costs associated therewith, such as freight, duty, etc. on a weekly basis. Such net proceeds shall be held by Purchaser in trust for the benefit of Seller and shall not be subject to any set off.

            1.5 INSTRUMENTS OF TRANSFER. The sale, assignment, transfer, conveyance and delivery of the Purchased Assets shall be made by such bills of sale and other instruments of assignment, transfer and conveyance as Purchaser shall reasonably request and as are reasonably acceptable to counsel for Purchaser and Seller.

            1.6 DEPOSITS.

            (a) The parties acknowledge that approximately One Hundred Thousand ($100,000) Dollars is currently held by Seller's attorneys, WeirFoulds, LLP in escrow in respect of a previous transaction that did not close. If the purchase and sale of the Purchased Assets contemplated hereby (the "PURCHASE TRANSACTION") does not close by the 45th day following the execution and delivery hereof (the "SPECIFIED 45TH DATE") then such amount shall be paid to Seller, and WeirFoulds LLP is hereby irrevocably directed to pay such amount to Seller; provided, however, that if the Purchase Transaction does in fact close on or prior to December 15, 2004, such amount, together with all interest earned thereon, shall be applied in accordance with Section 1.8 and, for greater certainty, if the Purchase Transaction does not close on or prior to December 15, 2004, for any reason, such amount, together with all interest earned thereon, shall be the property of Seller absolutely.

            (b) Purchaser shall pay to Seller a deposit in the amount of Two Hundred Fifty Thousand ($250,000) Dollars upon execution and delivery of this Agreement by all parties, to be held in trust by

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WeirFoulds LLP. On the closing of the Purchase Transaction, such amount, together with all interest earned thereon, shall be applied in accordance with
Section 1.8. If the Purchase Transaction does not close by the Specified 45th Date, then such amount shall be paid to Seller, and WeirFoulds LLP is hereby irrevocably directed to pay such amount to Seller, such amount thereafter to be held in trust by Seller to be applied in accordance with Section 1.8. If the Purchase Transaction does not close on or prior to December 15, 2004, solely because of the default of the Purchaser of its obligations hereunder, then such amount shall become the property of Seller absolutely.

            (c) Notwithstanding any other provision hereof, in the event the Closing does not occur solely because of the default by the Purchaser in the performance of its obligations hereunder by December 15, 2004, Purchaser shall immediately pay to the Seller by bank draft, certified cheque or wire transfer of immediately available funds, an additional One Hundred and Fifty Thousand ($150,000) Dollars as liquidated damages (and not as a penalty) to compensate it for the time and expenses incurred and opportunities foregone as a result of the failure of the transaction to close. In the event such amount becomes payable, Tarpon, by its execution hereof, hereby agrees to indemnify Seller for the full and prompt payment of such amount to Seller and hereby waives any and all defences, equitable or otherwise, to the strict enforcement thereof.

            (d) In the event the Closing does not occur solely because of the default of Seller in the performance of its obligations hereunder on the Closing Date (which Closing Date can not be later than December 31, 2004), Seller shall immediately pay to Purchaser by bank draft, certified cheque or wire transfer of immediately available funds, an additional Three Hundred and Fifty Thousand ($350,000) Dollars as liquidated damages (and not as a penalty) to compensate it for the time and expenses incurred (including any liabilities or expenses associated with Tarpon's IPO) and opportunities foregone as a result of the failure of the transaction to close.

            (e) In the event of a dispute with respect to the deposits, WeirFoulds LLP shall be authorized, without obligation to do so, to apply to a court of competent jurisdiction for directions and its reasonable costs thereof shall form a charge upon the deposit amounts and may be deducted therefrom.

            (f) The deposits referred to in Sections 1.6(a) and (b) and the liquidated damages referred to in Sections 1.6(c) and (d) shall be the exclusive remedies of Seller and/or Principals, on the one hand, or Purchaser and/or Tarpon on the other hand, in the event the transactions contemplated by this Agreement do not close due to the default of Purchaser or Seller, as the case may be, hereunder.

            1.7 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Purchased Assets shall be an amount equal to:

            (a) Nine Million Five Hundred Thousand and 00/100 ($9,500,000.00) Dollars

            (b) Less the appraised value as shown on Schedule "1.2A" (which is it agreed shall not exceed $50,000) of any equipment, machinery, furniture or other fixed assets excluded from Schedule "1.2A" (and so noted thereon) but used in the Business or located at the Premises and included in the calculation of the Purchase Price;

            (c) Plus the sum of $217,025.00 (less accumulated depreciation of 10% per annum thereon from the date of its original purchase to the Closing
Date) for the equipment, machinery, furniture or other fixed assets included in Schedule "1.2AA";

            (d) Plus the fair market value of all spare parts and supplies;

            (e) Plus the fair market value of the Purchased Inventory on the Closing Date; and

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            (f) In the event the Closing has not occurred by the Specified 45th
Date, the Purchase Price payable by Purchaser to Seller hereunder shall increase at the rate of Fifty Thousand ($50,000.00) Dollars per month commencing on the first day of the month immediately following the Specified 45th Date and the amount payable shall accrue on a daily basis (based on the proportion that the number of days in the relevant month on or prior to the Closing Date bears to the total number of days in such month).

Purchaser and Seller shall jointly prepare an inventory schedule, which will be attached at Closing as Schedule 1.7 which will be prepared within two (2) days prior to Closing and which will delineate all spare parts and supplies and all Purchased Inventory as well as the portion of the Purchase Price related to each category thereof, valued in accordance with the provisions of Section 1.7.

The Purchase Price is payable in, and all other references herein to dollar amounts shall be to, Canadian dollars. The Purchaser shall also pay all applicable taxes in respect of the transactions contemplated by this Agreement (other than income taxes, if any, payable by the Seller). The Purchaser and Seller agree to enter into such elections in respect of GST and PST to exempt the transactions contemplated by this Agreement from such taxes to the extent same are available.

            1.8 TERMS OF PAYMENT. At the Closing, (provided same occurs on or prior to December 15, 2004), the Purchase Price shall be paid and satisfied as follows:

                  (a) by application of the aggregate Three Hundred Fifty Thousand ($350,000.00) Dollars of deposits in accordance with under Section 1.6(a) and (b);

                  (b) by delivering at Closing a certified cheque or bank draft, in favour of Seller, in the amount of Seven Million, Nine Hundred Fifty Thousand ($7,950,000.00) Dollars less accrued interest on the deposits, plus or minus the adjustments on Closing contemplated in Sections 1.7(b), (c), (d) and (f) and any other, if applicable;

                  (c) by delivering a secured note in the form attached hereto as Schedule 1.8(c) in favour of the Seller in the amount of One Million, Two Hundred Thousand ($1,200,000.00) Dollars maturing on the 15th month anniversary date of the Closing Date, together with interest calculated at the rate of 8% per annum payable monthly; Provided, however, that if the Purchaser does not provide written confirmation on the Closing that the book values of the assets less the liabilities of the Purchaser at the Closing Date (as would be shown on a balance sheet of the Purchaser prepared at such time) are in excess of One Million Two Hundred Thousand ($1,200,000) Dollars, such asset values being based, on the values of the Purchased Assets used for purposes of calculating the Purchase Price then, in such event, the Purchaser shall deliver at Closing a certified cheque or bank draft in such amount in lieu of the secured note; and

                  (d) the Purchaser shall pay for the full amount of the Purchased Inventory within forty-five (45) days of the Closing Date.

            1.9 ALLOCATION. The parties have agreed, after arm's length negotiations, to allocate the Purchase Price in accordance with Schedule "1.9" attached hereto.

            1.10 SECURITY. As security for the payment and performance of the obligations of the Purchaser:

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                  (a)   pursuant to the secured note referenced in Section
                        1.8(c);

                  (b) pursuant to the obligation to pay for Purchased Inventory pursuant to Section 1.8(d).

the Purchaser shall provide:

            (A) a security agreement granting security to Seller in all of the present and future, personal property of Purchaser, in the form or substantially in the form attached as Schedule 1.10(A) and, following Closing such additional security as Purchaser may reasonably require to grant security to Seller in all of the present and future property of Purchaser; provided that such note and security shall be subordinated to the first security position of the Purchaser to its senior financial institutional lender to Purchaser up to an aggregate maximum of Eight Million Five Hundred Thousand ($8,500,000) Dollars and Seller agrees to execute and deliver such postponement and subordination agreements and documents as may be reasonably requested by such lender and reasonably acceptable to Seller.

            (B)   a guarantee of Tarpon Industries, Inc. in the form attached as
                  Schedule 1.10(B).

            (C) such additional security agreements as Seller may reasonably request in order to better secure and perfect the security interest contemplated by the immediately preceding paragraph
                  (A).

            1.11 CLOSING TRANSACTIONS. On the Closing Date:

                  A.    Seller shall deliver to Purchaser:

                        (i) The bills of sale and other instruments of assignment, transfer and conveyance provided for in Section 1.5 above;

                        (ii) Such keys, locks and safe combinations and other similar items as Purchaser shall require to obtain full occupation and control of the Purchased Assets;

                        (iii) Appropriate evidence of all necessary corporate
                              action by Seller in connection with the
                              transactions contemplated herein;

                        (iv) The certificate required by Section 6.1 of this Agreement;

                        (v)   The legal opinion of Seller's counsel required by
                              Section 6.5 of this Agreement;

                        (vi) A discharge of all Encumbrances (as defined in Section 3.6 herein) relating to the Purchased Assets other than Permitted Encumbrances;

                        (vii) A certificate under Section 6 of the Retail Sales
                              Tax Act (Ontario); and

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                        (viii) Such other closing certificates or documents as
                               Purchaser or its counsel may reasonably request, the form of which shall be reasonably acceptable to Purchaser.

                  B.    Purchaser shall deliver, or cause to be delivered, to
                        Seller:

                        (i)    The Purchase Price as described in Section 1.8;

                        (ii) The security agreements and guarantee as described in Section 1.10;

                        (iii) Appropriate evidence of all necessary corporate action by Purchaser in connection with the transactions contemplated herein;

                        (iii) The certificate required by Section 7.1 of this Agreement;

                        (iv) The legal opinion of Purchaser's counsel required by Section 7.5 of this Agreement;

                        (v) Such other closing certificates or documents as Seller or its counsel may reasonably request, the form of which shall be reasonably acceptable to Seller.

            1.12 CLOSING ARRANGEMENTS

In order to facilitate the IPO, the proceeds of which are being used, in part, to fund the transactions contemplated herein, Seller and Purchaser agree as follows:

                  (a) At least two (2) business days prior to the IPO Effective Date, Tarpon or Purchaser will notify Seller in writing of the IPO Effective Date;

                  (b) Seller and Purchaser will attend at 10:00 a.m., Toronto time at the offices of Stikeman Elliott LLP on the IPO Effective Date and execute all closing documents contemplated herein (the "ESCROWED CLOSING DOCUMENTS"), such documents to be dated as of the Closing Date (being the 7th day following the IPO Effective Date) and to be delivered to a third party escrow agent to be held on the terms and conditions of the escrow agreement in the form of Schedule 1.12 attached hereto;

                  (c) Purchaser shall be entitled to have a representative on-site at the Premises during normal business hours and on the weekend from the IPO Effective Date to the Closing Date; and

                  (d) Subject to the other terms and condition of Closing provided herein, the parties shall cause the Escrowed Closing Documents to be released and available for Closing and the parties hereto shall complete the Closing on the Closing Date as otherwise provided herein, including, without limitation, the delivery by the Purchaser of the certified cheque or bank draft contemplated in Section 1.8(b).

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                                   ARTICLE II

                        PURCHASER'S ASSUMPTION OF CERTAIN
                           LIABILITIES AND OBLIGATIONS

            Subject to and conditional upon Closing, Purchaser shall assume, on the Closing Date, and agrees to pay, perform or otherwise discharge the following obligations and liabilities of Seller (the "Assumed Liabilities") as of and from the date of Closing:

            2.1 All liabilities and obligations of Seller accruing on and after the Closing Date under contracts, leases, licenses and similar documents (including, for example, purchase orders and customer commitments) which are transferred to Purchaser and which are listed on Schedule "1.2D" or otherwise accepted by Purchaser in writing or which relates to any assets (such as purchased inventory in transit) included in the Purchased Assets.

            2.2 All liabilities and obligations of Seller in respect of all employees of the Business (excluding those identified on Schedule "3.14" as remaining with Seller) accruing from and after the Closing Date. For greater certainty, Seller shall be responsible for all obligations to all such employees to and including the Closing Date, including any accrued and unpaid wages, bonuses and vacation pay to such employees up to the Closing Date.

            2.3 Purchaser assumes no liabilities or obligations of Seller except as specifically set forth in this Article II or elsewhere in this Agreement. In the event Purchaser is forced by operation of law or otherwise to assume additional liabilities of Seller not specifically identified in this Article II or elsewhere in this Agreement, such additional liabilities shall be a reduction, dollar for dollar, in the Purchase Price and Seller shall indemnify Purchaser with respect to any such additional liabilities. Purchaser shall indemnify Seller with respect to any Assumed Liabilities.

                                   ARTICLE III

                           REPRESENTATIONS, WARRANTIES
                             AND COVENANTS OF SELLER

            Seller represents and warrants to Purchaser as follows (and the Principals, together with Seller, jointly and severally represent and warrant to the Purchaser as provided in Sections 3.5, 3.6 and 3.17):

            3.1 ORGANIZATION, STANDING AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of Ontario, Canada, and is registered to do business in each location where the activities of Seller require such registration. Seller has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto.

            3.2 AUTHORIZATION OF SELLER. The execution, delivery and performance of this Agreement and all writings relating hereto by Seller have been duly and validly authorized by all necessary corporate action of Seller. This Agreement and all writings relating hereto to be signed by Seller constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms. No consent or approval of or notification to any governmental authority or other person or entity is required in connection with the execution and delivery by Seller of this Agreement or any writing relating hereto or the consummation of the transactions contemplated herein save and except for consents, if any, to be obtained prior to or on the Closing Date.

            3.3 LIABILITIES. Prior to the Closing Date, Seller shall pay and discharge in its normal course

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of business and consistent with past practice, as they become due and payable, all liabilities and obligations of Seller relating to the Business, the Purchased Assets, the Assumed Contracts and the Premises.

            3.4 ABSENCE OF CHANGES. Since March 31, 2004 the Business of Seller has been operated only in the ordinary course and there has not been with respect to the Business, the Purchased Assets, or the Premises:

                  A. Any strike or work stoppage which has, had or may have an adverse effect on the operations of the Business of Seller;

                  B. The adoption of any statute, law, rule or regulation or any order, writ, injunction or decree of any court which adversely affects the Business, Purchased Assets, or the Premises;

                  C. Any increase in the compensation of officers or any other employees of Seller not in the ordinary course of business, except for Mark Furgiuele with whom a three year contract is currently being entered into, which contract must be acceptable to Purchaser, acting reasonably; and

                  D. Any change in the accounting methods or practices followed by Seller.

            Seller will make its commercially reasonable best efforts to ensure none of the foregoing events occur during the period from the date of this Agreement to the Closing Date and, if any do so occur despite such efforts, Seller will promptly notify the Purchaser in writing if any of the events set forth in Section 3.4A. has occurred on or prior to the Closing Date.

            3.5 TAX MATTERS. All federal, state, provincial, local and foreign tax obligations relating to the Business or the Purchased Assets or the Premises have been fully and timely paid, to the extent the non-payment thereof could result in liability to Purchaser.

            3.6 TITLE TO PROPERTY AND RELATED MATTERS. Seller has good and marketable title to all the Purchased Assets, which at Closing will be free and clear of all security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations (collectively, the "Encumbrances") other than informational registration filings with respect to leased equipment, Encumbrances listed on Schedule 3.6 (which include those Encumbrances in favour of ABN AMRO Bank, provided, however that such Encumbrances shall all be released and discharged upon the payment by Purchaser of the amount referred to in Section 1.8 (b) hereof) and any other items agreed to in writing by Purchaser ("Permitted Encumbrances").

            3.7 PERSONAL PROPERTY OWNED OR LEASED. Schedules "1.2A" & "1.2AA" contain a list of each item of machinery, equipment, office furniture, automobiles, trucks and other personal property (collectively, the "Personal Property") of Seller included in the Purchased Assets. The Personal Property which, is presently operating (as noted on such aforesaid Schedules) in the aggregate is in good condition and working order for the purposes for which they are presently being used, normal wear and tear excepted and with no known defects. Schedule "3.7" contains a list and brief description of each lease or other agreement under which Seller leases, licenses, holds or operates any item of Personal Property. With respect thereto: (a) all of such leases and agreements are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto; (b) there have not been and there currently are not any material defaults thereunder by any party; and (c) no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. Seller has furnished or promptly following execution hereof shall furnish to Purchaser copies of all leases and other agreements referred to in Schedule "3.7."

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            3.8 LICENSES, TRADEMARKS; TRADE NAMES; ETC. (a) There are no
non-governmental licenses held by Seller relating to the Business (except software licenses); and (b) no trademarks, trade names, service marks, copyrights, know-how, patents and applications owned by or registered in the name of Seller, relating to or used in connection with the Business (except the trademark "Duratube" (which is currently assigned by the Seller to ABN AMRO and will be released to Purchaser at Closing as part of the Purchased Assets)). Subject to the disclosures on Schedule "3.8", all software used in the Business has been properly licensed to Seller and all such licenses remain in full force and effect and are assignable to Purchaser in connection with this transaction without cost to Purchaser subject to the disclosure on Schedule "3.8", no product made or sold by Seller violates any license or infringes any trademark, trade name, service mark, copyright, know-how or patent of another.

            3.9 INSURANCE. Seller maintains in effect insurance covering the Purchased Assets and the Business and any liabilities relating thereto in an amount believed adequate by Seller, and such insurance coverage shall be maintained by Seller through the Closing Date. Between now and the Closing Date, Seller shall furnish to Purchaser and its agents such information as Purchaser shall reasonably request regarding Seller's insurance.

            3.10 AGREEMENTS, ETC. Seller has no outstanding material contract, lease, license, agreement, indenture, engagement, commitment or other instrument which relates to the Business, the Purchased Assets, or the Premises except:

            1. contracts, agreements or commitments in the ordinary and usual course of the Business for the sale of products;

            2. contracts, agreements or commitments involving less than $5,000 for the future purchase of materials (other than steel materials), supplies, equipment or services;

            3. service contracts of office equipment and premises in the ordinary and usual course of the Business;

            4. contracts, leases, licences, agreements and other instruments disclosed in Schedules other than Schedule "3.10";

            5. contracts disclosed in Schedule "3.10", which for greater certainty, but without limitation, shall include all of the following:

                  A. Distribution sales, advertising, agency, manufacturer's representative or similar contracts or any other contract relating to the payment of a commission;

                  B. Agreements which restrict Seller from conducting the Business anywhere in Canada or the United States; or

                  C. Agreements or arrangements for the sale of any of the assets, property or rights of Seller outside the ordinary course of business or requiring the consent of any party to the transfer and assignment of such assets, property and rights.

Seller has in all material respects performed all the obligations required to be performed by it to date and is not in default or alleged to be in default in any respect under any agreement, lease, contract, commitment, instrument or obligation required to be listed on any Schedule to this Agreement. All of such items are assignable to Purchaser or, if any are not assignable to Purchaser without a consent, Seller shall use all reasonable means to cause an appropriate consent to such transfer to be delivered to Purchaser prior to the Closing Date at no cost or other adverse

                                      -10
consequences to Purchaser provided that if Seller does not obtain any such consent the Seller and the Purchaser shall cooperate with each other to give Purchaser the benefits and burdens of such contract. Copies of all written agreements and written summaries of all oral agreements described on Schedule "3.10" or otherwise referred to or identified herein have been furnished to Purchaser or shall be furnished promptly following execution and delivery hereof.

            3.11 LITIGATION, ETC. There are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the best of Seller's knowledge, threatened against Seller relating to the Business or the Purchased Assets, whether at law or in equity, or before or by any federal, state, provincial, municipal or other governmental agency which could result in liability to Purchaser.

            3.12 COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. Seller is in material compliance with all federal, state, provincial, local or foreign laws, ordinances, regulations and orders applicable to the Business or the Purchased Assets. Seller has all material federal, state, provincial, local and foreign governmental licenses and permits necessary in the conduct of the Business.

            3.13 INVENTORIES. The inventories included the Purchased Assets (including items in transit) are and shall be valued with respect to each category of inventory at fair market value and shall be paid for in accordance with Section 1.8(d).

Seller shall use its best efforts to maintain up to the Closing what it considers in its reasonable business judgment to be adequate levels of inventories to carry on the Business in the ordinary course including, without limitation, what it considers in its reasonable business judgment to be adequate inventories of raw steel coil and slit coil for use in the production of finished goods in the ordinary course.

            3.14 LABOR RELATIONS; EMPLOYEES. Certain of Seller's employees at the Premises are subject to a collective bargaining, or similar agreement, a copy of which is attached as Schedule "3.14." Purchaser will assume that Collective Bargaining Agreement at Closing and shall employ all employees employed by Seller in connection with the Business, including without Limitation, the persons whom the Seller is presently negotiating with to be the foreman and new hires at the Premises, in respect of whom the terms of employment shall be acceptable to Purchaser, acting reasonably (except those employees identified on Schedule "3.14" as remaining with Seller) on terms and conditions no less favourable than as are presently enjoyed by such employees including without limitation salary, benefits and accrued seniority and related rights. Seller shall pay in full to the extent possible, or, if not, accrue by adequate reserves all wages, salaries, bonuses, vacation pay and other direct and indirect compensation earned by all employees of Seller up to the Closing Date (whether or not payable by such date), and Purchaser will be responsible for those items accruing after the Closing Date.

            3.15 COMPENSATION. Schedule "3.15" contains a list of all current officers, employees and consultants of Seller employed at the Premises or in connection with the Business who during calendar year 2003 received remuneration in excess of Thirty Thousand and 00/100 ($30,000.00) Dollars from Seller, together with the current job title and current remuneration rate (bonus and salary) for each such person.

            3.16 ENVIRONMENTAL MATTERS. The Seller has delivered to Purchaser a true copy of a Phase I and II environmental site assessment update dated June 2003 for the Premises prepared for the Seller by Jagger Hims Limited. (the "REPORTS"). The Purchaser confirms that, as recommended in the Reports, it has built a tank to contain any spills from the two above-ground fuel storage tanks located in the exterior yard of the Premises and has installed vehicular impact control measures. Purchaser accepts the Premises "as is". Seller makes no other representation or warranty with respect to environmental matters save and except that it is not aware of any condition at the Premises which violates any environmental laws or regulations, other than as disclosed in the Reports.

                                      -11

            3.17 ADVANCE PAYMENTS AND DEPOSITS. No advance payments or deposits have been made to Seller on any contracts or accounts to be assumed by Purchaser pursuant to the terms of this Agreement.

            3.18 CONDUCT OF BUSINESS. To Seller's knowledge, the Purchased Assets to be acquired by Purchaser hereunder, along with the right of Purchaser to occupy the Premises as of Closing, are all of the rights and assets necessary for the conduct of the Business as currently being conducted.

            3.19 FINANCIAL INFORMATION. The financial information provided or to be provided to the Purchaser and its auditors to permit them to prepare (i) the audited financial statements of the Business for the calendar year 2003, and
(ii) the audited interim financial statements of the Business for the 3 month period ended March 31, 2004, and the six month period ended June 30, 2004, shall be true and correct in all material respects. The gross sales (including raw materials) of the Business for the 12 months ending May 31, 2004 are approximately $20,000,000.

            3.20 CUSTOMERS AND SUPPLIERS. Upon Closing, Seller shall provide Purchaser with a true and complete list of Seller's customers and suppliers relating to the Business, during each of the fiscal years ending September 30, 2001, 2002, and 2003, as well as those for the six (6) month period ending March 31, 2004, showing, with respect to each, the name and address and contact information for each. In addition, with respect to the twenty (20) largest customers of Seller for each such period, the list will set forth the dollar volume purchased by such customers for each of those periods and nature of the relationship (including the principal categories of the products bought and sold). Seller is not required to provide any bonding or other financial security arrangements in connection with any transactions with any of its customers or suppliers in the ordinary course of Seller's business. Schedule "3.17" sets forth the aggregate sales volumes for the Business for each of the periods mentioned (i.e., fiscal years ending September 30, 2001, 2002, and 2003 and the six (6) month period ending March 31, 2004).

            3.21 DISCLOSURES. No representation or warranty by Seller or the Principals contained in this Agreement, and no statement contained in any certificate, Exhibit or Schedule, furnished to Purchaser pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All Schedules to this Agreement are true and complete in all material respects.

                                   ARTICLE IV

                           REPRESENTATIONS, WARRANTIES
                       AND CERTAIN AGREEMENTS OF PURCHASER

            Purchaser represents and warrants to Seller as follows:

            4.1 ORGANIZATION, STANDING AND POWER. Each of Purchaser and Tarpon is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

            4.2 AUTHORITY. The execution, delivery and performance of this Agreement and all writings relating hereto by Purchaser or Tarpon as applicable have been duly and validly authorized by all necessary corporate action of Purchaser. This Agreement and all writings relating hereto to be signed by Purchaser and Tarpon constitute valid and binding obligations of Purchaser and Tarpon enforceable in accordance with their respective terms.

            4.3 REQUIRED AUTHORIZATIONS. No governmental or regulatory authorizations, consents, approvals, filings or notices pertaining to the Purchaser or Tarpon are required to be obtained or given or waiting period is required to expire in order that the purchase and sale of the Purchased Assets may be consummated by

                                      -12
the Purchaser or for the Purchaser and Tarpon to carry out its obligations set out in this Agreement save and except for any required notification filing under the Investment Canada Act. The Purchaser hereby agrees to make the required notification filing under the Investment Canada Act within the prescribed time period.

                                    ARTICLE V

                    CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

            5.1 OPERATION OF BUSINESS OF SELLER. From the date hereof to the Closing Date, Seller shall:

                  A. Consult with Purchaser on a regular basis with respect to all decisions which might affect the Business and/or the Purchased Assets; and

                  B. Except as Purchaser may otherwise agree, operate the Business as currently operated and only in the ordinary course and use its best efforts to preserve intact its current business organization and its relationships with its employees, customers, suppliers, and other persons having dealings with it.

            5.2 SUPPLEMENTS. From time to time prior to the Closing Date, Seller shall furnish to Purchaser supplemental information with respect to any matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any statement, representation or warranty made by Seller or any information contained in any Schedule hereto then inaccurate or incomplete. The furnishing of such supplemental information shall not, however, affect or otherwise diminish any of the representations and warranties of Seller hereunder. Seller confirms that as of the date hereof it is not aware of the representations and warranties of the Seller being inaccurate or incomplete in any respect.

            5.3 ACCESS FOR DUE DILIGENCE. Following the execution and delivery hereof, the Purchaser shall have access, upon every reasonable request and during normal business hours (except as the Seller shall otherwise direct) and without interference to the normal business operations of the Business, to the Business, the Purchased Assets and the Premises, including the books and records relating thereto.

            5.4 MANAGEMENT STATEMENTS. Seller shall provide Purchaser with monthly or more frequent internal management financial statements relating to the Business as the same are otherwise available to management in the ordinary course.

                                   ARTICLE VI

                     CONDITIONS OF OBLIGATIONS OF PURCHASER

            The obligations of Purchaser to perform this Agreement are subject to the satisfaction, on or prior to the Closing Date (unless waived by Purchaser), of the following conditions, (which are for its exclusive benefit), and Seller shall use its best efforts to cause such conditions to be fulfilled:

            6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller and the Principals in this Agreement or in any Schedule, Exhibit certificate or document delivered in connection herewith shall be true and correct on the Closing Date as though made on and as of the Closing Date, no event under Section 3.4 shall have occurred, and Purchaser shall have received a certificate signed by an officer of Seller and by the Principals to that effect. The Seller shall have fulfilled all of its covenants under this Agreement.

            6.2 CONSENTS. Seller shall have obtained, or to the reasonable satisfaction of Purchaser

                                      -13
obviated the need to obtain, all material consents or waivers from third parties necessary to convey to Purchaser all contracts, agreements and leases of every nature whatsoever listed on any Schedule to this Agreement as in effect on the date hereof at no cost or other adverse consequence to Purchaser provided that if Seller is not able to obtain any such consent or waiver then Seller and Purchaser shall cooperate with each other to give Purchaser the benefit and burdens of such contract.

            6.3 REAL ESTATE AGREEMENT. Seller and Purchaser shall have executed and delivered the Real Estate Agreement on the terms and conditions set forth in
Section 1.3 and such other terms and conditions as are mutually satisfactory to both such parties.

            6.4 NO LITIGATION. No action, suit or other proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated herein, or seeking to obtain substantial damages in respect thereof or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

            6.5 INTERIM LEASE. Seller and Purchaser shall have executed and delivered a lease of the Premises for a period of 90 days following the Closing Date on terms and conditions mutually satisfactory to both parties (which shall include a monthly rent of $75,000, "triple net") in the form attached hereto as
Schedule 6.5.

            6.6 OPINION OF COUNSEL. Seller shall have delivered to Purchaser the opinion of counsel for Seller, which shall be satisfactory to Purchaser and its counsel in all respects to the effect that:

                  A. Seller is a corporation incorporated and existing under the laws of the jurisdiction of its incorporation;

                  B. The execution, delivery, and performance of this Agreement by Seller has been duly authorized by all necessary corporate action, and this Agreement constitutes a legal, valid, and binding obligation of Seller; and

                  C. The making and performance of this Agreement and the transactions contemplated herein by Seller shall not violate the Articles or Memorandum of Seller or, to the knowledge of such counsel, result in the breach of, or constitute a default under, any indenture, bank loan, credit agreement, or other agreement or instrument to which Seller is a party or by which its property may be bound or affected.

                                   ARTICLE VII

                       CONDITIONS OF OBLIGATIONS OF SELLER

            The obligations of Seller to perform this Agreement are subject to the satisfaction, on or prior to the Closing Date (unless waived by Seller), of the following conditions, (which are for its exclusive benefit), and Purchaser shall use its best efforts to cause such conditions to be fulfilled:

            7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Purchaser in this Agreement or in any Schedule, Exhibit certificate or document delivered in connection herewith shall be true and correct on the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate signed by an officer of Purchaser to that effect. The Purchaser shall have fulfilled all of its covenants under this Agreement.

                                      -14

            7.2 INTERIM LEASE. Seller and Purchaser shall have executed and delivered a lease of the Premises for a period of 90 days following the Closing Date on terms and conditions mutually satisfactory to both parties in the form attached hereto as Schedule 6.5.

            7.3 NO LITIGATION. No action, suit or other proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated herein, or seeking to obtain substantial damages in respect thereof or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

            7.4 ABN AMRO BANK. The Seller will obtain the consent of ABN AMRO Bank to the transactions contemplated hereby, and obtain a release and discharge from ABN AMRO Bank with respect to all of its Encumbrances against the Purchased Assets upon Closing. Immediately after the Effective Date, Seller and Purchaser shall diligently and in good faith pursue the satisfaction of this condition (including obtaining appropriate documentation) with the objective of securing such documentation acceptable to Seller, Purchaser and ABN AMRO Bank prior to Closing.

            7.5 OPINIONS. Purchaser shall have delivered an opinion of counsel for Purchaser containing the same opinions as requested in Section 6.6, and such additional opinions in respect of any promissory note, security and related matters as are customary and as Seller may reasonably request.

            7.6 SENIOR BANK. Seller shall be satisfied with the amount and the terms and conditions of the senior bank lender of the Purchaser and with the terms and conditions of any subordination agreement.

            7.7 REAL ESTATE AGREEMENT. Seller and Purchaser shall have executed and delivered the Real Estate Agreement on the terms and conditions set forth in
Section 1.3 and such other terms and conditions as are mutually satisfactory to both such parties.

                                  ARTICLE VIII

                                   SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

            All representations and warranties made by any party to this Agreement or pursuant hereto shall survive the Closing of the transactions contemplated herein; provided, however, that except with respect to warranties of title to the Purchased Assets or to the absence of Encumbrances on the Purchased Assets, (save and except for Permitted Encumbrances) notice of any claim based on a breach of a representation or warranty must be given within two
(2) years from the Closing Date or, in the case of representations or warranties dealing with tax matters, within sixty (60) days after the expiration of the applicable tax statute of limitations or period of assessment or reassessment, failing which all rights and obligations relating thereto shall terminate and be of no force and effect. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

                                      -15

                                   ARTICLE IX

                           PRODUCT CLAIMS AND RETURNS

            Seller shall be responsible for customer claims relating to services rendered or products sold by Seller prior to the Closing Date, and customer claims within twelve (12) months after the Closing Date relating to, or returns of, products of Seller sold and shipped by Seller prior to the Closing Date or in the finished goods inventory of Seller as of the Closing Date. If a customer makes a claim or seeks a return, Purchaser shall notify Seller of the nature and amount of the claim or refund relating to this Article IX within a reasonable time period. If in the judgment of Seller the claim or return is proper, Purchaser, no earlier than thirty (30) days following the notice to Seller, shall replace or repair, as the case may be, the services rendered or product purchased at Purchaser's then generally prevailing prices and labor rates. Such repairs or returns shall be for the account of Seller who shall promptly reimburse Purchaser for the amounts thereof.

                                    ARTICLE X

                          INDEMNIFICATION OF PURCHASER

            10.1 INDEMNIFICATION BY SELLER. Subject to the limitations hereinafter set forth, Seller shall indemnify and save Purchaser and each of its shareholders, affiliates, officers, directors, and employees harmless from, against, for and in respect of:

                  A. Any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any indemnified party because of:

                        (i) the claims of any broker or finder engaged by Seller or either Principal;

                        (ii) the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of Seller contained in or made in connection with this Agreement;

                        (iii) the assertion against Purchaser or the Purchased
                              Assets of any liability or obligation of Seller, its shareholders, the Principals or relating to the Business or any of the Purchased Assets prior to the Closing Date, whether absolute or contingent, matured or unmatured, known or unknown, other than liabilities and obligations expressly assumed by Purchaser under Article II hereof or elsewhere herein;

                        (iv) non-compliance with any applicable bulk sales or similar laws compliance with which is hereby waived by the parties based on the indemnification given herein; and

                        (v) any personal injuries, death or property damage or any warranties or guaranties attributable to products manufactured, processed or sold by Seller and which are either sold to Purchaser hereunder or which are sold by Seller to any third party prior to the Closing Date.

                  B. All reasonable costs and expenses (including, without limitation, reasonable

                                      -16
                        attorneys' fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Article X.

            Subject to the limitations hereinafter set forth, the liability of Seller under this Section 10.1 shall cease upon the expiration of the respective limitation periods set out in Article VIII unless Seller shall have been given notice by the Purchaser of any claim hereunder pursuant to this Section 10.1 prior to such date in which event the limitation period shall not apply with respect to such claim.

            10.2 INDEMNIFICATION BY PRINCIPALS. Subject to the limitations hereinafter set forth, the Principals, together with Seller, shall jointly and severally indemnify and save Purchaser and each of its shareholders, affiliates, officers, directors, and employees harmless from, against, for and in respect of the matter referred to in Section 10.1(A)(ii).(to the extent relating to Section 3.5, 3.6 or 3.17) and Section 10.1 A(iv)

            10.3 NOTIFICATION AND RIGHT TO DEFEND. The party entitled to indemnification (under this Article X or under Article XI) shall forthwith notify the indemnifying party of any amounts for which the indemnifying party may be liable under Section 10.1 or Section 10.2 or Article XI and the indemnifying party shall have the right to participate in any negotiations with respect thereto. The indemnifying party shall at all times have the right and its sole and only expense to participate in any negotiations regarding, and dispute and contest in the name of indemnifying party, any claim for amounts for which indemnifying party may be liable under Section 10.1 or Section 10.2 or
Article XI and so long as the indemnifying party is defending such claim in good faith (and not unnecessarily exposing the indemnified party to liability), the indemnified party shall not settle or compromise the same. If the indemnifying party does not elect to defend such claim, the indemnified party shall have no obligation to do so. The indemnified party will fully cooperate with the indemnifying party and its counsel in any proceedings with respect to any such amounts and shall give the indemnifying party reasonable access to all documents relating thereto.

            10.4 LIMITATIONS. The remedies of the parties hereto with respect to this Agreement (including, without limitation, those arising out of representations, warranties and covenants) shall be exercised only through and limited by the indemnities contained in this Agreement, save and except for the remedies of specific performance, injunctive relief and other equitable remedies. The aggregate liability of Seller and the Principals to the Purchaser or any other person pursuant to this Agreement shall be limited to the amount of the Purchase Price in the aggregate. The aggregate liability of Purchaser pursuant to this Agreement shall not exceed the Purchase Price. In no event shall the Purchaser or any other person make any claim pursuant to the indemnities herein until the total of all damages with respect to such matters exceeds Twenty-Five Thousand ($25,000) Dollars at which point there will be indemnification from the first dollar of loss. In no event shall the Seller make any claim pursuant to the indemnities herein until the total of all damages with respect to such matters exceeds Twenty-Five Thousand ($25,000) Dollars, at which point there will be indemnification from the first dollar of loss. The limitations herein shall not apply to any breach by the indemnifying party or its representations or warranties of which that party had actual knowledge at any time prior to the date on which such representation or warranty was made or any intentional breach by the indemnifying party of any covenant or obligation and such indemnifying party will be liable for all damages with respect to such breaches.

                                   ARTICLE XI

                            INDEMNIFICATION OF SELLER

            Purchaser shall indemnify and save Seller and each of its shareholders, the Principals, affiliates, officers, directors, and employees harmless from, against, for and in respect of:

                                      -17

                  A. Any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any indemnified party because of:

                        (i) the claims of any broker or finder engaged by Purchaser; or

                        (ii) the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of Purchaser contained in or made pursuant to this Agreement.

                  B. All reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Article XI.

Subject to the limitations set forth in Section 10.4, the liability of Purchaser under this Article XI shall cease upon the expiration of the respective limitation periods set out in Article VIII unless Purchaser shall have been given notice by Seller of any claim hereunder pursuant to this Article XI prior to such date, in which event the limitation period shall not apply with respect to such claim.

                                   ARTICLE XII

                                OTHER AGREEMENTS

            12.1 Subject to and conditional upon Closing:

                  A. Non-Compete (Seller and Principals). Seller and its Principals jointly and severally, agree for a period of six (6) months following Closing, not to, directly or indirectly, solicit employees of the Business or customers of the Business for the sale of pre-coated products of any kind, or engage in the sale of pre-coated products (unless such products are purchased from Purchaser for resale by Seller).

                  B. Non-Compete (Purchaser). Purchaser agrees for and on behalf of itself and any of its subsidiaries, for a period of six (6) months following Closing, not to, directly or indirectly solicit employees or customers of Seller for the sale of hot-dipped galvanized products of any kind (excluding conduit) or to engage in the sale of hot-dipped galvanized products (excluding conduit, or unless purchased from Seller for resale by Purchaser).

                  C. Right of First Refusal (Bolton). Seller hereby grants to Purchaser a right of first refusal to purchase the Business and Assets of Seller's Bolton facility commencing with the Effective Date and ending six (6) months following Closing.

                                      -18

            12.2 CONFIDENTIALITY - TARPON GROUP

                  (i) Until the Closing and in the event of termination of this Agreement without Closing, each of Tarpon and Purchaser, for and on behalf of itself and its respective subsidiaries (collectively, the "Tarpon Group") and its and their directors, officers, employees, agents and representatives ("Representatives") without the written consent of Seller (it being acknowledged that Tarpon may need to disclose certain information as part of its initial public offering) will keep confidential any information obtained from Seller or its agents and representatives, unless such information (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, (ii) becomes available to any member of the Tarpon Group or any of its Representatives on a non-confidential basis from a source other than the Seller or its agents and representatives, unless such member of the Tarpon Group or any of its Representatives knows that such source is prohibited from disclosing the information to such member of the Tarpon Group or Representatives by a contractual, fiduciary or other legal obligation to Seller or (iii) was known to such member of the Tarpon Group or any of its Representatives on a non-confidential basis before its disclosure to such member of the Tarpon Group or any of its Representatives by Seller or its agents and representatives.

                  (ii) In the event any member of the Tarpon Group or any of its Representatives is required by law to disclose any confidential information, such member of the Tarpon Group or any of its Representatives will, to the extent not prohibited by applicable Law, provide Seller with prompt notice of such requirements so that Seller may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section.

                  (iii) If this Agreement is terminated, promptly after such termination all members of the Tarpon Group will return or cause to be returned or destroyed all documents, work papers and other material (whether in written, printed, electronic or computer printout form and including all copies) obtained from Seller or its agents and representatives in connection with this Agreement and not previously made public.

                                      -19

            12.3 CONFIDENTIALITY - SELLER AND PRINCIPALS

                  (i) Until the Closing and in the event of termination of this Agreement without Closing, Seller and each of the Principals, for and on behalf of themselves and Seller's directors, officers, employees, agents and representatives ("Representatives") without the written consent of Purchaser will keep confidential any information obtained from Tarpon or Purchaser or its or their agents and representatives (including relating to Tarpon's IPO and Steelbank Inc.), unless such information (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, (ii) becomes available to Seller or any of the Principals or any of Seller's Representatives on a non-confidential basis from a source other than Tarpon or Purchaser or its or their agents and representatives, unless Seller or any of the Principals or Seller's Representatives knows that such source is prohibited from disclosing the information to Seller or any of the Principals or Seller's Representatives by a contractual, fiduciary or other legal obligation to Tarpon, Purchaser or its or their Representatives or (iii) was known to Seller or any of the Principals or Seller's Representatives on a non-confidential basis before its disclosure to Seller or any of the Principals or Seller's Representatives by Tarpon or Purchaser or its or their agents or representatives.

                  (ii) In the event Seller or any of the Principals or Seller's Representatives is required by law to disclose any confidential information, Seller or such Principal or Seller's Representative will, to the extent not prohibited by applicable law, provide Purchaser with prompt notice of such requirements so that Purchaser may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section.

                  (iii) If this Agreement is terminated, promptly after such termination Seller and each of the Principals will return or cause to be returned or destroyed all documents, work papers and other material (whether in written, printed, electronic or computer printout form and including all copies) obtained from Tarpon or Purchaser or its or their agents or representatives and not previously made public.

                                  ARTICLE XIII

                                  MISCELLANEOUS

            13.1 EXPENSES, TRANSFER TAXES, ETC. No costs, fees or expenses (including, for example, professional accounting and legal fees) incurred by Seller in connection with this Agreement shall be borne by or charged to Purchaser. All expenses, fees and all taxes which may be payable by Seller in connection with this Agreement shall be borne by Seller and not charged back to or borne by Purchaser. No costs, fees or expenses (including, for example, professional accounting and legal fees) incurred by Purchaser in connection with this Agreement shall be borne by or charged to Seller. All expenses, fees and all taxes which may be payable by Purchaser in connection with this Agreement shall be borne by Purchaser and not charged back to or borne by Seller.

            13.2 PARTIES IN INTEREST. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, Seller and its successors and permitted assigns, and Purchaser and its successors and permitted assigns. No party hereto may assign its rights and obligations under this Agreement without the prior written consent of the other parties save and except that Purchaser, upon giving notice to Seller at any time on or prior to the Closing Date is entitled to assign this Agreement or any of its rights or obligations under this Agreement to any wholly-owned

                                      -20
subsidiary of Purchaser, subject to the following conditions:

            (a) The assignee will become jointly and severally liable with Purchaser, as a principal and not as a surety, with respect to all of the obligations of Purchaser hereunder, including the representations, warranties, covenants, indemnities and agreements of Purchaser;

            (b) The assignee must execute an agreement confirming the assignment and the assumption by the assignee of all obligations of Purchaser under this Agreement; and

            (c) Any of the security to be granted by Purchaser to Seller hereunder shall be granted only by such assignee, save and to the extent any of the Purchased Assets are purchased directly by Purchaser.

            13.3 ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the other writings referred to herein or delivered in connection herewith contain the entire understanding of the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties.

            13.4 NOTICES. All notices, claims, certificates, requests, demands and other communications ("communication") hereunder shall be in writing and shall be deemed to have been duly given when mailed (by registered or certified mail, postage prepaid) addressed as follows:

                  IF TO PURCHASER:        Mr. Gary D. Lewis
                                          BST Acquisition, Ltd.
                                          P.O. Box 36940
                                          Grosse Pointe, Michigan 48236

                  WITH A COPY TO:         Richard E. Clark
                                          Stikeman Elliot
                                          5300 Commerce Court West
                                          199 Bay Street
                                          Toronto, Ontario
                                          M5L 1B9

                  IF TO SELLER:           Mr. Winston Penny
                                          Bolton Steel Tube Co. Ltd.
                                          455A Piercey Road
                                          Bolton, Ontario L7E 5B8

                  WITH A COPY TO:         Daniel P. Ferguson
                                          WeirFoulds LLP
                                          The Exchange Tower, Suite 1600
                                          P.O. Box 480, 130 King Street West
                                          Toronto, Ontario, Canada M5X IJ5

or to such other address as the person to whom notice is to be given may have furnished to the other in writing in accordance herewith. A communication given by any other means shall be deemed duly given when actually received by the addressee.

                                      -21

            13.5 PUBLIC ANNOUNCEMENTS. No public announcements and no public disclosure relating to this Agreement or the transactions contemplated herein, including announcements to employees, shall be made by Seller or the Principals except as may be agreed upon jointly by the parties hereto. Seller will jointly sign with Purchaser a letter to all customers of the Business, prepared by Purchaser, informing those customers of the Closing and encouraging the customers' continued relationship with Purchaser following Closing. The parties shall keep all matters disclosed herein and the schedules hereto strictly confidential.

            13.6 FURTHER ASSURANCES. After the Closing Date, without further consideration, Seller and Purchaser shall execute and deliver such further instruments and documents as either party shall reasonably request to consummate the transactions contemplated herein and to perfect Purchaser's title to the Purchased Assets.

            13.7 WAIVERS. Any party to this Agreement may, by written notice to the other party hereto, waive any provision of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent, same or different breach.

            13.8 BUSINESS DAY. As used in this Agreement, the term "business day" means a day that is not a Saturday, Sunday, or statutory holiday in Ontario, Canada.

            13.9 GOVERNING LAW. This Agreement will be governed by the laws of the Province of Ontario.

            13.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts shall together constitute but one Agreement.

            13.11 FINANCIAL INFORMATION Upon acceptance and signing of this Agreement the Seller will provide the Purchaser and or its agents from time to time upon every reasonable request with all financial information related to the Business and Purchased Assets.

                            (CONTINUED ON NEXT PAGE)

                                      -22

                                                                    416-947-0866

      THIS AGREEMENT has been executed and delivered as of the date first above written.

BST ACQUISITION, LTD., a New Brunswick    BOLTON STEEL TUBE CO. LTD., an
corporation                               Ontario corporation

By: /s/ Charles A. Vanella                By: /s/ Winston Penny
    -----------------------------             -----------------------

Its: /s/                                  Its: /s/ Henry Koury
     ----------------------------              ----------------------
            "Purchaser"                               "Seller"

ACCEPTED AND AGREED AS TO THE
PROVISIONS OF SECTION 1.6 ONLY:

WEIRFOULDS LLP

By: /s/
    -----------------------------

           ACCEPTED AND AGREED AS TO THE PROVISIONS APPLICABLE TO THEM

/s/ Winston Penny                         /s/ Henry Koury
------------------------                  --------------------------
WINSTON PENNY                             HENRY KOURY

ACCEPTED AND AGREED AS TO THE
GUARANTY OBLIGATION OF
SECTION 1.6(c) AND CONFIDENTIALITY
OBLIGATION OF SECTION 12.2 ONLY:

TARPON INDUSTRIES, INC.

By: /s/  Charles A. Vanella
    ----------------------------
                                      -23

                             EXHIBITS AND SCHEDULES

Schedule 1.2A           List of Equipment, Machinery, Furniture, Fixtures and Leasehold Improvements
Schedule 1.2AA          List of Additional Equipment, Machinery, Furniture, Fixtures and Leasehold Improvements
Schedule 1.2D           Assumed Contracts
Schedule 1.3            Real Property Agreement
Schedule 1.7            Spare Parts, Supplies and Purchased Inventory
Schedule 1.8(c)         Secured Note
Schedule 1.9            Purchase Price Allocation
Schedule 1.10(A)        Security Agreements
Schedule 1.10(B)        Tarpon Guarantee
Schedule 1.12           Escrow Agreement
Schedule 3.6            Permitted Encumbrances
Schedule 3.7            Leases
Schedule 3.8            Intellectual Property
Schedule 3.10           Written Contracts, Agreements and Other Instruments (to which Seller is a Party)
Schedule 3.14           Collective Agreement and Employees
Schedule 3.15           Compensation to Officers, Employees and Consultants
Schedule 3.16           Events, Transactions or Information
Schedule 3.17           Sales Volumes
Schedule 6.5            Interim Lease

                                       -1